Exhibit 99.1

Trovagene Enters into Preferred Provider Agreement with Three Rivers Provider Network

SAN DIEGO, Feb. 24, 2016 /PRNewswire/ -- Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced today that it has entered into an Agreement with Three Rivers Provider Network (Three Rivers), a leading national provider network. Based on the Agreement, Trovagene's Precision Cancer Monitoring® (PCM) services are covered as an in-network participating laboratory provider within the Three Rivers network, which administers benefits for approximately 14 million covered lives in the United States.

"Here at Three Rivers, we are dedicated to providing the best possible experience to both the Provider and Payor," stated Charlie Jimenez, managed care specialist at Three Rivers Provider Network/World News. "Facilitating a great relationship between both parties is where the true commitment to our patients is procured. In keeping with our focus on high quality patient care and access to innovative and cost-effective solutions, we are pleased to enter into this contract with Trovagene, and look forward to a successful relationship for many years to come."

"We are proud to become a preferred provider within the Three Rivers network, as we continue to build critical mass with respect to the number of cancer patients with health plan access to our Precision Cancer Monitoring technology," said Matt Posard, chief commercial officer of Trovagene. "We look forward to working with Three Rivers to improve the outcomes of cancer patients within in their network."

About Three Rivers Provider Network

Based in Chula Vista, California, Three Rivers is the fastest growing proprietary provider network in the United States. The Three Rivers network is now comprised of more than 1.5 million provider locations, including greater than 5,000 hospitals and 100,000 ancillary facilities. The Three Rivers network serves a global population in excess of 200 million. Included in the network are: acute care hospitals, surgery centers, network physicians, ancillary facilities, MRI and radiology centers, laboratories, urgent care clinics, home health and DME providers, chiropractors, physical therapy clinics, and mental health providers.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company's technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene's precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Trovagene's expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technologies or products will be utilized by physicians or other service providers, prove to be commercially successful or improve outcomes for cancer patients. Trovagene does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Trovagene's Form 10-K for the year ended December 31, 2014 and other periodic reports filed with the Securities and Exchange Commission.

Contact

Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Ian Stone Account Director
Trovagene, Inc.	Canale Communications, Inc.
858-952-7593	619-849-5388
ir@trovagene.com	ian@canalecomm.com

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